CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the TrimTabs ETF Trust and to the use of our report dated September 27, 2018 on the financial statements and financial highlights of TrimTabs All Cap U.S. Free-Cash-Flow ETF and TrimTabs All Cap International Free-Cash-Flow ETF, each a series of shares of beneficial interest in TrimTabs ETF Trust. Such financial statements and financial highlights appear in the July 31, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
November 19, 2018